Exhibit 99.2

THE BURLINGTON NORTHERN AND SANTA FE

RAILWAY COMPANY NON-SALARIED EMPLOYEES

401(k) RETIREMENT PLAN

Financial Statements as of and for the

years ended December 31, 2002 and 2001

Additional information required for

Form 5500 as of December 31, 2002

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Table of Contents

Page Number

Report of Independent Auditors	1

Basic Financial Statements

Statements of Net Assets Available for Benefits as of December 31, 2002 and 2001	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2002 and 2001	3

Notes to Financial Statements	4-10

Additional Information *

Schedule I – Schedule of Assets (Held at End of Year)	11

*	Other supplemental schedules required by Section 2520.103-10 of the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Auditors

To the Participants and Administrator of

The Burlington Northern and Santa Fe Railway Company

Non-Salaried Employees 401(k) Retirement Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of The Burlington Northern and Santa Fe Railway Company Non-Salaried Employees 401(k) Retirement Plan (the “Plan”) at December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/    PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

June 24, 2003

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Statements of Net Assets Available for Benefits

	As of December 31,
	2002		2001
ASSETS
Investments, at fair value
Vanguard 500 Index Fund	$104,248,551	*	$121,474,045	*
Vanguard Growth Index Fund	37,972,671	*	—
Vanguard International Growth Fund	13,224,971		13,812,162
Vanguard Total Bond Market Index Fund	23,008,838		12,352,760
Vanguard U.S. Growth Fund	—		51,187,217	*
Vanguard Wellington Fund	76,142,959	*	74,559,370	*
Vanguard Windsor II Fund	35,415,247	*	36,372,176	*
Wells Fargo Small Company Growth Fund	12,560,042		14,535,932
BNSF Common Stock Fund	110,508,007		115,370,647	*
BNSF Fixed Fund	82,395,098	*	61,784,995	*
Participant Loans	37,492,172	*	32,099,007	*

Total investments	532,968,556		533,548,311

Receivables
Employer contributions	137,709		137,779
Participant contributions	3,618,399		3,758,092

Total receivables	3,756,108		3,895,871

	536,724,664		537,444,182

LIABILITIES
Contributions owed to participants	4,429		—

NET ASSETS AVAILABLE FOR BENEFITS	$536,720,235		$537,444,182

*	Represents 5% or more of net assets available for benefits.

The accompanying notes are an integral part of the financial statements.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31,
	2002	2001
Additions
Investment income (loss):
Interest and dividend income, investments	$11,997,606	$13,531,491
Interest income, participant loans	2,630,703	2,640,392
Net depreciation in fair value of investments	(81,947,334)	(40,921,838)

	(67,319,025)	(24,749,955)

Contributions:
Employer	3,226,236	3,434,506
Participant	86,556,962	94,103,511

	89,783,198	97,538,017

Asset transfers in	599,845	312,255

Total additions	23,064,018	73,100,317

Deductions
Payment of benefits	22,974,447	17,657,194
Asset transfers out	676,098	30,662
Administrative expenses	137,420	120,250

Total deductions	23,787,965	17,808,106

Net increase	(723,947)	55,292,211

Net assets available for benefits:
Beginning of year	537,444,182	482,151,971

End of year	$536,720,235	$537,444,182

The accompanying notes are an integral part of the financial statements.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Notes to Financial Statements

NOTE 1 – DESCRIPTION OF THE PLAN

The following description of The Burlington Northern and Santa Fe Railway Company Non-Salaried Employees 401(k) Retirement Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General

The purpose of the Plan is to offer eligible non-salaried employees (“Employees”) of The Burlington Northern and Santa Fe Railway Company (“Company” or “Employer”) and certain affiliated companies an opportunity to invest a portion of their income on a regular basis through payroll deductions. The Company is a wholly owned subsidiary of Burlington Northern Santa Fe Corporation (“BNSF”). These amounts, supplemented by Employer matching contributions, may be invested at the participant’s direction in various investment funds. The Plan is administered by the Employee Benefits Committee appointed by the Company. It is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Employees under the Plan include any person who establishes seniority under a collective bargaining agreement, which provides for participation in this Plan. An Employee shall be eligible to participate in the Plan upon the earlier of completion of not less than one (1) year of continuous service with the Company or a 12-month period, computed with reference to the date on which the Employee’s employment commenced, and anniversaries thereof, during which the Employee has not less than 1,000 hours of service, or a shorter period of participation service that an applicable collective bargaining agreement may provide for an eligible Employee.

Eligible Employees may become participants in the Plan by authorizing regular payroll deductions and designating an allocation method for such deductions.

Effective February 1, 2002, the Plan was amended so that it would qualify as a stock bonus plan and so that the BNSF Common Stock Fund would qualify as an employee stock ownership plan (“ESOP”). Under the rules applicable to ESOPs, Participants who invest in the BNSF Common Stock Fund may elect to have dividends on shares held in the BNSF Company Stock Fund either reinvested in additional shares of BNSF Common Stock or paid to them in cash, and all such dividends are fully vested at all times. Also, Participants may elect to receive their benefits in cash or in whole shares of BNSF Common Stock or partly in cash and partly in whole shares of BNSF Common Stock. As a result of the amendment, the Company can take a tax deduction for dividends paid with respect to BNSF Common Stock held in the Plan.

Effective February 1, 2002, the Plan was also amended to:

–	eliminate spousal consent for after-tax withdrawals, age 59½ withdrawals and loans;

–	add IRS model language to suspend Plan loan repayments during periods of military service;

–	add procedures to forfeit accounts of missing participants in accordance with regulations; and

–	clarify provisions for refunds to participants if limitations are exceeded.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Notes to Financial Statements

Effective February 1, 2002, the Plan was also amended as a result of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”). Refer to the Plan document for a more complete description of these amendments. These amendments were as follows:

–	an increase in the elective deferral limit;

–	an increase in the annual compensation limit;

–	an increase in the limit on total additions to the Plan;

–	a reduction in the suspension period following hardship withdrawals;

–	a technical change in the non-discrimination testing rules;

–	a number of technical changes in the top-heavy rules; and

–	a clarification of the types of plans from which rollovers will be accepted.

Effective July 1, 2002, the Plan was amended to allow employees who have attained age 50 to make “catch-up” contributions in accordance with tax laws passed in 2001 – Section 414(v) of the Internal Revenue Code (“IRC”). The new provision allows those older employees to make additional before-tax contributions if they are otherwise limited by Plan provisions or Internal Revenue Service limitations.

Contributions

“Compensation” as defined under the Plan is the total of salary, wages, other amounts received for personal services rendered as an eligible employee, and deferrals under the Plan excluding disciplinary or judicially ordered back pay awards, severance benefits, bonuses and certain other payments set forth in the Plan. The Plan provides that the annual compensation of each employee taken into account under the Plan for any year may not exceed a limitation pursuant to requirements of the IRC. During the 2002 plan year, the limitation was $200,000.

The maximum limitation on total before-tax and after-tax employee contributions is 15% of compensation or such other maximum amount provided in an applicable collective bargaining agreement. All employee elected contributions are made by means of regular payroll deductions. Under the Plan, participants may allocate their contributions to any or all of the investment funds in increments of 1 percent. The same allocation applies to all Employer matching contributions for each participant. Participants may reallocate amounts from one fund to another within certain guidelines as described in the Plan document.

The employer matches 25% of the first 4% of employee elected before-tax contributions for each pay period for employees whose collective bargaining agreement provides for a Company match. Employer matching contributions will be made in cash, as soon as practicable after the end of each pay period.

During the 2002 and 2001 plan years, in accordance with the provisions of the IRC, no participant could elect more than $11,000 and $10,500, respectively, in before-tax contributions. This limitation does not include Employer matching contributions. In addition, the Plan provides that annual contributions for highly compensated employees (as defined by law) may be limited based on the average rate of contributions for lower paid employees. In no event may the total of employee elected before-tax contributions, employee after-tax contributions, and Employer matching contributions exceed the lesser of $40,000 or 100% of a participant’s compensation, as defined in Treasury Regulation Section 1.415-2(d), for any participant in a calendar year, subject to certain cost-

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Notes to Financial Statements

of-living adjustments. Contributions with respect to any participant may be further reduced to the extent necessary to prevent disqualification of the Plan under Section 415 of the IRC, which imposes additional limitations on contributions and benefits with regard to Employees who participate in other defined contribution plans.

Participant Accounts

Each participant’s account is credited with the participant’s elective contributions, the Company’s matching contributions and gains and losses attributable to such contributions. The benefit to which a participant is entitled is limited to the participant’s vested account balance.

Vesting

Participants are immediately vested in their contributions plus actual earnings thereon. Employer matching contributions become fully vested in accordance with the following schedule:

Number of Years of Vesting Service*	Vested Percentage
Less than 1 year	0%
1 year but less than 2 years	20%
2 years but less than 3 years	40%
3 years but less than 4 years	60%
4 years but less than 5 years	80%
5 years or more	100%

*    The term “Vesting Service” is defined as the number of Plan years in which the employee is compensated for at least 1,000 hours of work by the Employer, in any capacity.

Participant Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their vested account balance. Participants may have up to two loans outstanding at any time. Loan transactions are treated as a transfer to (from) the investment fund from (to) the participant loan. Loan terms can be up to five years, or 15 years for the purchase of a primary residence. The loans are collateralized by 50% of the balance in the participant’s account according to the Plan and bear interest at the higher of the current estimated blended fixed interest rate for the BNSF Fixed Fund or the prime rate plus 1 percent. Interest rates on loans outstanding as of December 31, 2002 range from 5.75% to 10.50%. Principal and interest are paid ratably through payroll deductions for active employees.

Payment of Benefits

Subject to certain Plan and IRC restrictions, a participant may, at any time, elect to withdraw all or a specified portion of the value of the participant’s account in the Plan, including vested Employer matching contributions. Both the Plan and the IRC require that a participant who has not attained age 59½ may withdraw the participant’s before-tax contributions only in the event of hardship (as defined in the Plan). Earnings on before tax contributions credited after December 31, 1998, are not available for withdrawal for hardship.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Notes to Financial Statements

The full value of a participant’s account becomes payable upon termination of employment on or after age 65, permanent disability or death. Participants terminating employment for reasons other than retirement on or after age 65, death or disability are entitled to receive their employee elected before-tax and after-tax contributions, all vested Employer matching contributions applicable to them and any accumulated income on such amounts.

A participant receives a distribution from his or her account, other than a withdrawal, as a lump sum. Distributions generally occur or commence no later than as soon as reasonably practicable following the later of the time when a participant attains age 65 or terminates employment. A participant who terminated employment prior to age 65 will receive a distribution at age 65, but may request a distribution at any time prior to attainment of age 65. By law a distribution of benefits must occur or commence no later than April 1 of the calendar year following the later of the year when a participant attains age 70½ or retires. In the event of the death of a participant, the participant’s account is distributed to his beneficiary. Immediate lump sum distributions are required for all distributions of up to $5,000.

Forfeited Accounts

The Plan provides for the forfeiture of non-vested Employer matching contributions related to terminated employees. Forfeitures shall be used first to restore previously forfeited amounts of other participants who have resumed employment with the Employer (as described in the Plan), and then to offset future Employer matching contributions, with any remainder being distributed to participants who are employees upon termination of the Plan. Forfeitures used in 2002 were $13,327. At December 31, 2002 and 2001 forfeited non-vested accounts totaled $42 and $11,038, respectively.

Plan Termination

The Plan may be amended at any time. No such amendment, however, may adversely affect the rights of participants in the Plan with respect to contributions made prior to the date of the amendment. Employer matching contributions may be discontinued and participation by the Employer in the Plan may be terminated at any time at the election of the Employer. In the event the Plan is terminated, Participants shall receive the full amount of Plan assets in their respective accounts.

The Plan is subject to the provisions of ERISA applicable to defined contribution plans. Since the Plan provides for an individual account for each participating employee and for benefits based solely on the amount contributed to the participating employee’s account, and any income, expenses, gains and losses attributed to their account, Plan benefits are not insured by the Pension Benefit Guaranty Corporation pursuant to Title IV of ERISA.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following accounting policies, which conform with accounting principles generally accepted in the United States of America, have been used consistently in the preparation of the Plan’s financial statements:

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Notes to Financial Statements

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value, except for its investment contracts, which are valued at contract value (Note 4). Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Company stock fund is valued at its year-end unit closing price (comprised of common stock at year-end market price plus uninvested cash position). Participant loans are valued at cost which approximates fair value.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date. Capital gain distributions are included in dividend income.

Payment of Benefits

Benefits are recorded when paid.

NOTE 3 – INVESTMENTS

During 2002 and 2001, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

	Year Ended December 31,
	2002	2001
Registered investment companies	$(72,456,377)	$(42,617,967)
Company stock	(9,490,957)	1,696,129

Net depreciation in fair value of investments	$(81,947,334)	$(40,921,838)

NOTE 4 – INVESTMENT CONTRACTS

The BNSF Fixed Fund (“Fund”) consists of guaranteed investment contracts, valued at $100,556,849 and synthetic guaranteed investment contracts with various banks and insurance companies (“Issuers”), valued at $208,921,343. Additionally, the Fund holds shares of a money market mutual fund sponsored by The Vanguard Group with a value of $14,632,296 and had other assets (net of liabilities) of $1,799. The Fund was created as a vehicle for certain benefit plans of BNSF to invest in guaranteed investment contracts. The Plan owns an undivided interest of approximately 25% in the Fund. The Fund and each investing plan is credited with earnings on the underlying investments and charged for Plan withdrawals and administrative expenses. The investment contracts included in the Fund are carried at contract value, which approximates fair value, because the contracts are fully benefit responsive. The synthetic investment contracts constitute investments in collective fixed

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Notes to Financial Statements

income funds and mutual funds, valued at $207,609,685, and wrapper contracts, valued at $1,311,658. The value provided by the wrapper contracts represents the difference between the value of the synthetic investment contracts and the underlying investments. The crediting interest rates of the investment contracts ranged from 3.03% to 7.05% at December 31, 2002.

The value of the contracts held by the Fund at December 31, 2002 associated with AIG Financial, Caisse des Depots et Consignations (CDC), New York Life Insurance Company, Rabobank and State Street Bank & Trust are each, individually, greater than 5% of the Plan’s net assets at December 31, 2002. The Fund held synthetic and guaranteed investment contracts with these issuers as follows:

Guaranteed Investment Contract:
New York Life Insurance Company 7.05% 4/15/2005	$9,238,187
New York Life Insurance Company 5.74% 5/16/2005	8,332,133

Synthetic Investment Contract:
AIG Financial 3.89%	$20,293,982
AIG Financial 4.59%	25,475,233
Caisse des Depots et Consignations (CDC) 4.54%	19,759,643
Caisse des Depots et Consignations (CDC) 3.32% 6/15/2003	8,021,485
Caisse des Depots et Consignations (CDC) 5.48% 11/15/2003	8,053,971
Caisse des Depots et Consignations (CDC) 3.03% 5/12/2004	10,040,153
New York Life Insurance Company 6.15% 2/28/2006	11,176,075
Rabobank 4.89%	41,016,481
State Street Bank & Trust 5.45% 6/30/2007	49,203,144

Contracts with no maturity dates, above, have no stated maturity dates.

Except for the contract with Rabobank, each of the synthetic investment contracts wraps investments in collective fixed income funds and mutual funds, each with values less than 5% of the Plan’s net assets. Rabobank 4.89% contract wraps an investment in Vanguard Total Bond Market Institutional Fund valued at $43,184,790.

NOTE 5 – RELATED PARTY TRANSACTIONS

The Plan invests in shares of mutual funds and units of the BNSF Fixed Fund that are managed by an affiliate of Vanguard Fiduciary Trust Company (“VFTC”). VFTC acts as trustee for Plan investments. The Plan also invests in the common stock of BNSF through the BNSF Common Stock Fund. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules.

NOTE 6 – PLAN EXPENSES

Administrative expenses of the Plan, except for certain participant loan fees, are paid by the Employer.

NOTE 7 – TAX STATUS

The IRS determined and informed the Company by letter dated January 6, 1999 that the Plan was qualified under IRC Section 401(a). The Plan has subsequently been amended and restated since

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY

NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Notes to Financial Statements

receiving the determination letter. The Plan has filed an application for a new determination letter, which is currently pending. However, the Company believes the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

In accordance with IRC Section 401(k), amounts deducted from participants’ salaries as before-tax contributions are not taxable to the participants until withdrawn or distributed. After-tax contributions are not subject to taxation upon withdrawal. Employer matching contributions and income and gains on all contributions applicable to participants are not taxable to participants until withdrawn or distributed.

NOTE 8–RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2001 to Form 5500:

Net assets available for benefits per the financial statements	$537,444,182
Participant loans reduced by 2001 deemed distributions	(594,349)

Net assets available for benefits per the Form 5500	$536,849,833

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2002 to Form 5500:

Net assets available for benefits per the financial statements	$536,720,235
Participant loans reduced by 2001 deemed distributions	(509,412)
Participant loans reduced by 2002 deemed distributions	(1,660,208)

Net assets available for benefits per the Form 5500	$534,550,615

The following is a reconciliation of benefits paid to participants and deemed distributions of participant loans per the financial statements for the year ended December 31, 2002 to Form 5500:

Benefits paid to participants per the financial statements	$22,974,447
2001 deemed distributions of participants terminated in 2002	(84,937)
Corrective distributions per the Form 5500	(10,255)

Benefits paid to participants per the Form 5500	$22,879,255

Deemed distributions per the financial statements	$—
2002 deemed distributions	1,660,208

Deemed distributions per the Form 5500	$1,660,208

$1,660,208 and $594,349 of participant loans were deemed distributions on the Form 5500 for the years ended December 31, 2002 and December 31, 2001, respectively. Terminated participants in 2002 held balances of $84,937 in participant loans that were deemed distributions in 2001.

NOTE 9– SUBSEQUENT EVENTS

Effective January 1, 2003, the Plan was amended. The amendment clarified the definition of compensation and specifically included retroactive wage payments under the Arbitrated Agreement between BNSF and the Transportation Communications International Union in Case No. A-13073 and the Arbitrated Agreement between BNSF and the Brotherhood of Railway Carmen – Division of the Transportation Communications International Union in Case Number A-13072 (net of any amounts which are, pursuant to the terms of such agreements, offset against such retroactive wage payments).

Additional Information

Required for Form 5500

THE BURLINGTON NORTHERN AND SANTA FE RAILWAY COMPANY                                                                Schedule I

NON-SALARIED EMPLOYEES 401(k) RETIREMENT PLAN

Schedule of Assets (Held at End of Year)

As of December 31, 2002

The Burlington Northern and Santa Fe Railway Company Non-Salaried Employees 401(k) Retirement Plan, EIN 36-2686122

Attachment to Form 5500, Schedule H, Part IV, Line i:

Identity of Issue		Investment Type	Current Value
*	Vanguard 500 Index Fund	Registered Investment Company	$104,248,551
*	Vanguard Growth Index Fund	Registered Investment Company	37,972,671
*	Vanguard International Growth Fund	Registered Investment Company	13,224,971
*	Vanguard Total Bond Market Index Fund	Registered Investment Company	23,008,838
*	Vanguard Wellington Fund	Registered Investment Company	76,142,959
*	Vanguard Windsor II Fund	Registered Investment Company	35,415,247
	Wells Fargo Small Company Growth Fund	Registered Investment Company	12,560,042
*	Burlington Northern Santa Fe Corporation	Common Stock	110,508,007
*	The Burlington Northern and Santa Fe Railway Company Non-Salaried Employees 401(k) Retirement Plan	Participant Loans (5.75% – 10.50%)	37,492,172

*	The Plan has an interest of approximately 25% in BNSF Fixed Fund. The BNSF Fixed Fund is comprised of the following:

	AIG Financial 3.89% ^	Synthetic Investment Contract	$20,293,982
	AIG Financial 4.59% ^	Synthetic Investment Contract	25,475,233
	AIG Life 6.28% 4/30/2004	Guaranteed Investment Contract	12,500,759
	Allstate Life Insurance 6.89% 4/15/2003	Guaranteed Investment Contract	5,000,564
	Allstate Life Insurance 5.74% 7/14/2006	Guaranteed Investment Contract	8,210,688
	Caisse des Depots et Consignations (CDC) 4.54% ^	Synthetic Investment Contract	19,759,643
	Caisse des Depots et Consignations (CDC) 3.32% 6/15/2003	Synthetic Investment Contract	8,021,485
	Caisse des Depots et Consignations (CDC) 5.48% 11/15/2003	Synthetic Investment Contract	8,053,971
	Caisse des Depots et Consignations (CDC) 3.03% 5/12/2004	Synthetic Investment Contract	10,040,153
	GE Life & Annuity 6.19% 1/31/2004	Guaranteed Investment Contract	7,925,032
	GE Life & Annuity 5.81% 3/15/2006	Guaranteed Investment Contract	11,046,058
	Metropolitan Life Insurance 5.88% 8/15/2005	Guaranteed Investment Contract	8,175,977
	Metropolitan Life Insurance 6.50% 8/15/2004	Guaranteed Investment Contract	7,169,904
	New York Life Insurance Company 6.15% 2/28/2006	Synthetic Investment Contract	11,176,075
	New York Life Insurance Company 7.05% 4/15/2005	Guaranteed Investment Contract	9,238,187
	New York Life Insurance Company 5.74% 5/16/2005	Guaranteed Investment Contract	8,332,133
	Principal Mutual Life Insurance 6.50% 8/15/2003	Guaranteed Investment Contract	4,968,667
	Rabobank 4.89% ^	Synthetic Investment Contract	41,016,481
	Security Life of Denver Insurance 4.94% 1/16/2006	Guaranteed Investment Contract	9,493,385
	Security Life of Denver Insurance 4.95% 8/15/2006	Guaranteed Investment Contract	8,495,495
	State Street Bank & Trust 5.45% 6/30/2007	Synthetic Investment Contract	49,203,144
	Union Bank of Switzerland 5.54% 3/31/2003	Synthetic Investment Contract	3,048,021
	Union Bank of Switzerland 3.51% 12/31/2007	Synthetic Investment Contract	12,833,155
*	Vanguard Prime Money Market Fund	Registered Investment Company	14,632,296

*	Party in Interest
^	These contracts do not have a maturity date.